Exhibit 99.1

For Immediate Release

Heron Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – March 5, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a specialty pharmaceutical company, today reported fourth quarter and full year 2013 financial results and highlighted recent corporate progress.

“In the last 12 months, we transformed ourselves into Heron Therapeutics and made important advancements to position Heron for success in 2014,” said Barry D. Quart, PharmD, Chief Executive Officer of Heron Therapeutics. “In 2013, we brought in a fresh and highly seasoned management team that is focused on three key initiatives for 2014. Most importantly, we’re concentrating on the resubmission of our New Drug Application for our lead product candidate, Sustol™, for the treatment of chemotherapy induced nausea and vomiting (CINV). Second, we initiated a Phase 3 program which, if successful, would allow us to demonstrate the benefit of Sustol in the treatment of delayed onset CINV in patients receiving highly emetogenic chemotherapy agents. This would represent a new medical and market opportunity, as no 5-HT3 antagonist is currently approved for this indication. And third, we plan to initiate clinical studies later this year for a new investigational product targeting the relief of post-surgical pain using our proprietary Biochronomer™ drug delivery technology.”

“We believe that Heron Therapeutics is in a strong position coming into 2014 and look forward to providing updates on our continued progress throughout the year,” Dr. Quart continued.

Heron Recent Highlights

•	On January 23, 2014, Heron Therapeutics announced that its common stock had been relisted on the NASDAQ Capital Market, trading under the symbol HRTX.

•	On January 13, 2014, the Company announced that it had changed its name from A.P. Pharma, Inc. to Heron Therapeutics, Inc. and effected a 1-for-20 reverse stock split to increase the Company’s stock price in support of the Company’s application to list on the NASDAQ Capital Market. The Company also announced the appointment of three new independent members to its board of directors.

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Heron Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Corporate Progress	Page 2

•	On November 25, 2013, the Company announced the closing of an underwritten public offering of 7.5 million shares (as adjusted, post-reverse split) of common stock at a public offering price of $8.00 per share (as adjusted, post-reverse split), which resulted in net proceeds of $57.8 million.

•	On November 12, 2013, the Company announced the expansion of its pipeline to include a new program targeting the relief of post-surgical pain with the expected initiation of human clinical studies in mid-2014. The Company also announced plans to pursue a post-approval expansion of the intended Sustol labeling by conducting a clinical study of Sustol for the treatment of delayed onset CINV in patients receiving highly emetogenic chemotherapy agents.

Results of Operations

Heron Therapeutics’ net loss for the fourth quarter of 2013 was $14.0 million, or $0.75 per share, compared to a net loss of $7.7 million, or $0.51 per share, for the fourth quarter of 2012. Net loss was higher in the 2013 quarter primarily due to increased spending related to manufacturing development expenses and higher personnel costs, including stock compensation expense. Net loss for the fiscal year 2013 was $55.3 million, or $3.42 per share, compared with a net loss of $23.3 million, or $1.91 per share, for 2012.

Cash and cash equivalents as of December 31, 2013 were $72.3 million, compared to $53.5 million at December 31, 2012. As noted above, Heron closed an underwritten public offering of 7.5 million shares of common stock at an offering price of $8.00 per share and received net proceeds of $57.8 million from the offering. Net cash used in operating activities was $40.8 million for the year ended December 31, 2013.

About Sustol

Heron’s lead product candidate, Sustol™ (formerly known as APF530), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV in patients receiving moderately emetogenic chemotherapy (MEC); none are approved for delayed-onset CINV in patients receiving highly emetogenic chemotherapy (HEC). Sustol contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for Sustol because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

Heron Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Corporate Progress	Page 3

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, Sustol (formerly known as APF530), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting.

In addition to Sustol, Heron is also utilizing its proprietary, sustained-release Biochronomer™ technology to develop other drugs designed to extend the duration of action of known active ingredients to address important unmet medical needs. In November 2013, the Company announced movement into full development of the first of these new drug programs—the Biochronomer extended release of an established local anesthetic for the treatment of post-surgical pain. In recently completed, post-surgical animal models of pain, the Company’s drug candidates demonstrated statistically significant pain relief for five days, representing the potential to significantly reduce the need for opiates post-surgery and the length of post-surgical hospital stays. Heron expects to move its pain program into human clinical studies in mid-2014.

(financial tables follow)

Heron Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Corporate Progress	Page 4

Heron Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating expenses:
Research and development	$8,620	$5,152	$32,780	$15,174
General and administrative	5,212	3,476	21,677	8,657

Total operating expenses	13,832	8,628	54,457	23,831

Operating loss	(13,832)	(8,628)	(54,457)	(23,831)
Interest expense, net	(212)	(197)	(826)	(599)

Loss from continuing operations	(14,044)	(8,825)	(55,283)	(24,430)
Income from discontinued operations	—	1,088	—	1,082

Net loss	$(14,044)	$(7,737)	$(55,283)	$(23,348)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.75)	$(0.58)	$(3.42)	$(2.00)

Net loss	$(0.75)	$(0.51)	$(3.42)	$(1.91)

Shares used to compute basic and diluted net loss per share	18,708	15,111	16,163	12,223

Heron Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results and Highlights Recent Corporate Progress	Page 5

Heron Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$72,287	$53,506
Prepaid expenses and other current assets	638	584

Total current assets	72,925	54,090
Property and equipment, net	2,882	1,752
Other long-term assets	130	130

Total assets	$75,937	$55,972

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,264	$1,912
Accrued expenses	4,703	1,750
Convertible notes payable to related parties, net of discount	1,025	492

Total current liabilities	6,992	4,154
Stockholders’ equity:
Common stock	237	152
Additional paid-in capital	307,578	235,253
Accumulated deficit	(238,870)	(183,587)

Total stockholders’ equity	68,945	51,818

Total liabilities and stockholders’ equity	$75,937	$55,972

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of Sustol (formerly APF530) and the potential timing for such approval, if approved at all, as well as risks and benefits relating to listing on the NASDAQ Capital Market, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

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Contacts

Investor Relations Contacts:

Michael Rice, 646-597-6979

mrice@lifesciadvisors.com

Jennifer Capuzelo, 858-703-6063

jcapuzelo@herontx.com

and

Corporate Contact:

Heron Therapeutics, Inc.

Stephen R. Davis, 650-366-2626

Executive Vice President and Chief Operating Officer

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